Exhibit 99


NEWS RELEASE                                                        CONTACT
                                                            David E. Bosher
                                                 Vice President & Treasurer
                                                             (804) 287-5685


                   CADMUS COMMUNICATIONS CORPORATION ANNOUNCES
                      SALE OF CONSUMER PUBLISHING DIVISION


RICHMOND,  VA, September 30, 1996 -- Cadmus  Communications  Corporation (NASDAQ
NMS: CDMS) announced today the sale of its Cadmus Consumer Publishing division to Landmark Specialty Publications, a division of Landmark Communications, Inc. Cadmus Consumer Publishing publishes price guides for collectors of sports, non-sports, and entertainment cards and collectibles.

C. Stephenson Gillispie, Jr., Cadmus chairman, president, and chief executive officer commented, "As we pursue our strategy to become the `single best source for 21st century marketing and communication solutions,' it has become evident that consumer publishing no longer remains core to the Cadmus strategy. This transaction allows us to focus our resources and our attention on our core businesses and also generates cash which we will use to reduce the debt we incurred when we acquired Lancaster Information Group earlier this year. The transaction will not have a material impact on our future operating results or our future growth."

Mr. Gillispie added, "We have been pleased with the performance of our Consumer Publishing division since its formation in April 1992, and we are grateful to the associates that have made this performance possible. We also are pleased that Landmark Specialty Publications has purchased the business. Landmark has a superb reputation not only for sound operations management but also for forward-thinking and innovative strategic guidance. We could not have picked a better home for our associates or for our publications than Landmark."

Cadmus Communications Corporation is a graphic communications company offering comprehensive, specialized products and services in three broad areas: printing, marketing, and publishing. Headquartered in Richmond, Virginia, Cadmus is one of the largest graphic communications companies in North America.